Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Fox Factory Holding Corp. Files Registration Statement for

Proposed Initial Public Offering

Westport, Conn., July 8, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle-market businesses, announced today that its subsidiary Fox Factory Holding Corp. (“FOX”) has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for a proposed initial public offering of FOX’s common stock. FOX is a designer, manufacturer and marketer of high-performance suspension products used primarily on mountain bikes, side-by-side vehicles, on-road vehicles with off-road capabilities, off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications and motorcycles. The number of shares to be offered and the price range for the proposed offering have not yet been determined.

Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C. and Piper Jaffray & Co. will act as joint book-running managers for the proposed offering.

When available, a copy of the preliminary prospectus relating to the offering may be obtained from Robert W. Baird & Co. Incorporated at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Syndicate Department, telephone: (800) 792-2473 or email: syndicate@rwbaird.com; William Blair & Company, L.L.C. at Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, telephone: (800) 621-0687, or email: prospectus@williamblair.com; or Piper Jaffray & Co. at attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, telephone: (800) 747-3924 or email: prospectus@pjc.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities issuable pursuant to the registration statement, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.